Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03
STRATEGIC ACCELERATED REDEMPTION SECURITIES®
Strategic Accelerated Redemption Securities® Linked to an International Equity Basket
Issuer	Credit Suisse AG (“Credit Suisse”)
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called on the first or second Observation Dates
Market Measure	An equally weighted international equity basket comprised of the iShares® MSCI EAFE ETF (NYSE Arca symbol: "EFA") and the iShares® MSCI Emerging Markets ETF (NYSE Arca symbol: "EEM")
Automatic Call	Automatic call if the Observation Level on any of the Observation Dates is equal to or greater than the starting value
Observation Level	The value of the Market Measure on any Observation Date
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
•   [$10.30 to $10.50] if called on the first Observation Date
•   [$10.45 to $10.75] if called on the second Observation Date
•   [$10.60 to $11.00] if called on the final Observation Date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 5% decline, with up to 95% of your principal at risk
Threshold Value	95% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1053092/000095010314006888/dp49953_424b2-str15.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.
•
Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•	Changes in the price of one of the Basket Components may be offset by changes in the value of the other Basket Component.
•	Your investment return, if any, is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Basket Components.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•
You will have no rights of a holder of the shares of the Basket Components or the securities held by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions on those securities.

•	We, MLPF&S and our respective affiliates do not control any company held by a Basket Component or included in an underlying index, and are not responsible for any disclosure made by any other company.
•	Neither the sponsor of the underlying indices nor the sponsor or investment adviser of the Basket Components will have any obligations relating to the notes.
•	The payments on the notes will not be adjusted for all corporate events that could affect a Basket Component.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
•	The performance of each Basket Component and the performance of the related underlying index may vary.
•
Because the iShares® MSCI Emerging Markets ETF is a Basket Component, an investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.
This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated October 2, 2014, Product Supplement ETFSTR-1 dated September 30, 2014, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.